UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 21, 2009
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On November 21, 2009, Mercantile Bancorp, Inc. (the “Company”) entered into a Second Waiver and Amendment (the “Second Waiver”) to the Fourth Amended and Restated Loan Agreement by and between the Company and Great River Bancshares, Inc. (“Great River”) (the “Loan Agreement”). Also on November 21, 2009, the Company entered into an Exchange Agreement with R. Dean Phillips (“Phillips”). The Exchange Agreement provides for the sale of HNB National Bank, one of the Company’s subsidiary banks, to R. Dean Phillips, the sole shareholder and Chairman of Great River, in exchange for the repayment of $28 million of the Great River debt (the “Exchange”). R. Dean Phillips owns, through participations from Great River, more than $28 million of the Great River debt.
     The Second Waiver waives the Company’s breaches of, and amends, certain of the financial and other covenants as follows: (i) the Company is required to keep certain levels of the consolidated fixed charge covenant ratio, which levels were amended to require the Company to maintain a consolidated fixed charge covenant ratio of at least negative (.75) to 1.00 for each four consecutive fiscal quarter period ending on or after March 31, 2010; (ii) the Company shall not permit the aggregate amount of non-performing assets of all the subsidiary banks on a combined basis to equal or exceed a certain percentage of the then primary capital of all the subsidiary banks, which covenant was amended to provide that the Company shall not permit the aggregate amount of non-performing assets of all the subsidiary banks on a combined basis to equal or exceed 85% of the then primary capital of all the subsidiary banks at any time from and after November 21, 2009; (iii) the Company is, and is required to cause its subsidiary banks, to maintain its regulatory capital ratios at an “adequately capitalized” level, and to cause it and its subsidiary banks to maintain their regulatory capital ratios at a “well capitalized” level, which requirement has been amended to waive the requirements that (1) The Royal Palm Bank of Florida (“Royal Palm Bank”) maintain its regulatory capital ratios at a “well capitalized” level until either the Company provides Royal Palm Bank with $11 million of additional capital or January 31, 2010 and (2) the Company maintain its regulatory capital ratios at a “well capitalized” level until January 31, 2010; and (iv) compliance with certain regulatory requirements and actions imposed on the Company and its subsidiary banks has been waived and were amended to reflect the regulatory actions currently imposed on the Company and its subsidiary.
     The Second Waiver provides that the aggregate principal amount outstanding on the Great River debt shall not accrue interest at the default rate from and after November 21, 2009, which means that the interest rate on the Great River debt from and after November 21, 2009, will be 7.50%. The Second Waiver extends the following maturity dates on the following notes issued pursuant to the Great River debt: (i) the approximately $14.36 million of aggregate principal amount outstanding on Term Loan A will be due on January 31, 2010; (ii) the approximately $5.04 million of aggregate principal amount outstanding on Term Loan B would be payable in two installments with the first installment in the amount of $375,000.00 due on March 31, 2010 and, the final installment in the amount of the then outstanding and unpaid principal balance of Term Loan B due on August 31, 2010; and (iii) the approximately $2.01 million of aggregate principal amount outstanding on Term Loan C would be payable in two installments with the first installment in the amount of $375,000.00 due on March 31, 2010 and, the final installment in the amount of the then outstanding and unpaid principal balance of Term Loan B due on August 31, 2010.
     The Second Waiver provides that Great River shall extend to the Company an additional $11 million of short term debt (the “Term Loan D”), subject to certain conditions including the following: (i) the Company obtain certain written confirmation from the Federal Deposit Insurance Corporation regarding the applicability of the cross guarantee liability provisions of 12 U.S.C. Section 1815(e) to Mr. Phillips or HNB National Bank in connection with the Exchange (the “FDIC Letter”); and (ii) the Company use all of the $11 million to provide additional capital to Royal Palm Bank. The Term Loan D is due upon the earlier of the sale of Brown County and Marine (as defined below) or January 31, 2010.
     The Second Waiver provides the Company with a new line of credit in the aggregate principal amount of $7 million which has a maturity date of December 31, 2010. The Company is permitted to draw on this new line of credit at any time provided that (i) there is no default or event of default occurring at such time, (ii) the sale of Brown County and Marine has been consummated, and (iii) the proceeds from such sale have been used to repay the outstanding debt under the Great River debt. The Company can prepay any principal amount outstanding on this line of credit at any time without penalty. The Company is required to pay a commitment fee of 50 basis points on the average unused amount of the line of credit during any three-month period beginning on November 21, 2009.
     The Exchange Agreement provides that the purchase price will be paid by either (i) the repayment of $28 million of Great River debt or (ii) if the sale of Brown County and Marine has occurred prior to the Exchange, a cash payment by Mr. Phillips to the Company in an amount equal to the difference between $28 million and the then outstanding aggregate principal amount of Great River debt.
     On November 22, 2009, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”), with United Community Bancorp, Inc. (“United Community”), pursuant to which the Company will sell all of the issued and outstanding stock of its subsidiary banks Brown County State Bank (“Brown County”), and Marine Bank & Trust (“Marine” and together with Brown County, the “Banks”), to United Community for approximately $25.6 million, subject to certain purchase price adjustments based on the combined book value of the Banks at the closing of the transactions and other factors. In connection with the execution of the Stock Purchase Agreement, the Company obtained the consent of Great River (the “Consent”), to sell the Banks to United Community and to effect the Exchange with Mr. Phillips. Pursuant to the Consent, the Company is required to the use the proceeds from the sale of the Banks to repay any outstanding debt under the Great River debt. The Company has and will enter into other ancillary agreements with United Community in connection with the sale of the Banks. The sale of the Banks is subject to regulatory approval and expected to occur in the first quarter of 2010. The Company expects that the Exchange shall be consummated prior to the sale of Brown County and Marine and as a result the amount outstanding under the Great River debt to be repaid will be approximately $16 million. If the Exchange occurs after the sale of the Banks, then pursuant to the Exchange Agreement, Mr. Phillips shall pay the Company the difference between $28 million and the amount outstanding under the Great River debt at the time the Exchange is consummated.
     The Company and United Community have agreed to treat the acquisition of the capital stock of each of the Banks as an asset purchase for tax purposes.
     The Company and United Community have made customary representations, warranties and covenants in the Stock Purchase Agreement, including, among others, the Company covenants not to (1) solicit any employee of either of the Banks to terminate their employment with the applicable Bank or seek employment with the Company or its subsidiaries, (2) induce any customer of either of the Banks to cease doing business with the applicable Bank, in each case after the consummation of the sale of the Banks, and (3) acquire or open a bank or branch located within ten miles of either Bank’s headquarters or any of their branches, in each case for a period of two years from the date the transactions are consummated.
     The Stock Purchase Agreement contains certain termination rights for both the Company and United Community, as the case may be, applicable upon: (i) final, non-appealable denial of required regulatory approvals; (ii) June 30, 2010, if the transactions contemplated by the Stock Purchase Agreement have not been consummated by that time; and (iii) a breach by the other party of its representations, warranties or covenants contained in the Stock Purchase Agreement that has not been or cannot be cured upon the earlier of 60 days written notice or June 30, 2010.
     The consummation of the transactions contemplated by the Stock Purchase Agreement are subject to customary closing conditions, including (i) the obtaining of certain requisite regulatory approvals, (ii) the absence of certain legal impediments to the consummation of the transactions contemplated by the Stock Purchase Agreement, (iii) the consent of Great River to the transactions contemplated by the Stock Purchase Agreement, which consent has been obtained pursuant to the Consent, (iv) the entering into certain agreements between the parties, and (v) subject to certain exceptions, the accuracy of the representations and warranties and compliance with the covenants of each party.
     The Stock Purchase Agreement and Exchange Agreement have been included to provide investors and security holders with information regarding their respective terms and not to provide investors and security holders with any other factual information regarding the Company or its business. The inclusion of each agreement is not intended to provide any other factual information about the Company, United Community, Great River or Mr. Phillips. The representations, warranties and covenants contained in the

Stock Purchase Agreement and Exchange Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to the Stock Purchase Agreement and Exchange Agreement, may be subject to limitations agreed upon by the respective contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement and Exchange Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Stock Purchase Agreement or Exchange Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the respective dates of the Stock Purchase Agreement and Exchange Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     See discussion under Item 1.01.

Item 9.01	Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description
10.1	Stock Purchase Agreement, by and between Mercantile Bancorp, Inc. and United Community Bancorp, Inc., dated as of November 22, 2009
10.2	Exchange Agreement, by and between Mercantile Bancorp, Inc. and R. Dean Phillips, dated as of November 21, 2009
10.3	Second Waiver and Amendment, by and between Mercantile Bancorp, Inc. and Great River Bancshares, Inc., dated as of November 21, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: November 25, 2009

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